Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Results

Philadelphia, PA – March 10, 2014

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q4 Net Income

PHILADELPHIA, PA, March 10, 2014 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands, today announced record net income of $89 million and $282 million for the three months and year ended January 31, 2014, respectively. Earnings per diluted share were $0.59 and $1.89 for the three months and year ended January 31, 2014, respectively.

Total Company net sales for the fourth quarter of fiscal 2014 increased 6% over the same quarter last year to a record $906 million. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, increased 1%. Comparable Retail segment net sales increased 20% at Free People and 10% at Anthropologie and decreased 9% at Urban Outfitters. Wholesale segment net sales increased 24%.

For the year ended January 31, 2014, total Company net sales increased 10% over the prior year to a record $3.1 billion. Comparable Retail segment net sales increased 6%. Wholesale segment net sales increased 20%.

“I am pleased to announce that URBN produced record earnings for the fourth quarter and year ending January 31, 2014,” said Richard A. Hayne, Chief Executive Officer. “Looking forward, customer reaction to the new spring fashion offerings at our Anthropologie and Free People brands have been strong, but given the continued challenges facing the Urban Outfitters brand, we remain very cautious about URBN’s first quarter performance,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve month periods were as follows:

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2014	2013	2014	2013
Net sales by brand
Urban Outfitters	$398,021	$415,483	$1,369,302	$1,324,381
Anthropologie	373,959	334,792	1,264,242	1,118,609
Free People	122,861	97,736	416,369	320,683
Other	11,017	8,821	36,695	31,252

Total Company	$905,858	$856,832	$3,086,608	$2,794,925

Net sales by segment
Retail Segment	$857,953	$818,099	$2,908,981	$2,646,284
Wholesale Segment	47,905	38,733	177,627	148,641

Total Company	$905,858	$856,832	$3,086,608	$2,794,925

For the three months ended January 31, 2014, the gross profit rate improved by 4 basis points versus the prior year’s comparable period. The improvement in gross profit rate was primarily due to improved merchandise margins primarily from significant improvement in the Anthropologie brand markdown rate. This improvement was mostly offset by increased markdowns at the Urban Outfitters brand. Store occupancy also deleveraged during the quarter due to negative store comparable net sales and pre-opening occupancy expense related to three large New York City Urban Outfitters brand stores scheduled to open in the first half of fiscal 2015. For the year ended January 31, 2014, the gross profit rate improved by 72 basis points versus the prior year’s comparable period. The improvement in gross profit rate was primarily due to improved merchandise margins primarily from significant improvement in the Anthropologie brand markdown rate. This improvement was partially offset by increased markdowns at the Urban Outfitters brand. The increased penetration of our direct-to-consumer channel continued to drive store occupancy leverage and delivery expense deleverage.

As of January 31, 2014, total inventories increased by $29 million, or 10%, on a year-over-year basis. The growth in total inventories is primarily related to the acquisition of inventory to stock new and non-comparable stores. Comparable Retail segment inventories increased 3%.

For the three months ended January 31, 2014, selling, general and administrative expenses, expressed as a percentage of net sales, increased 119 basis points compared to the prior year period. The increase was primarily due to the deleverage in direct and selling support store related expenses resulting from negative store comparable net sales. For the year ended January 31, 2014, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 28 basis points compared to the prior year period primarily due to increases in marketing expenses.

The Company’s effective tax rate for the fourth quarter of fiscal 2014 was 31.7% compared to 37.8% in the prior year period. The lower quarterly tax rate is primarily due to a federal rehabilitation credit received in the current quarter related to the expansion of the Company’s home office and the release of international valuation allowances.

During the year ended January 31, 2014, the Company opened a total of 38 new stores including: 16 Urban Outfitters stores, 13 Free People stores and 9 Anthropologie stores; and closed 1 Urban Outfitters store and 2 Anthropologie stores due to lease expirations.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 230 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 187 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores worldwide, 90 Free People stores in the United States and Canada, catalogs and websites; 2 Bhldn stores and a website and 2 Terrain garden centers and a website, as of January 31, 2014.

Management’s fourth quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss fourth quarter results and will be webcast at 5:00 pm. EST at: http://www.media-server.com/m/p/jqasas3v

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended January 31,		Year Ended January 31,
	2014	2013	2014	2013

Net sales	$905,858	$856,832	$3,086,608	$2,794,925
Cost of sales	573,853	543,136	1,925,266	1,763,394

Gross profit	332,005	313,696	1,161,342	1,031,531
Selling, general and administrative expenses	202,916	181,774	734,511	657,246

Income from operations	129,089	131,922	426,831	374,285
Other income, net	795	716	687	1,287

Income before income taxes	129,884	132,638	427,518	375,572
Income tax expense	41,202	50,090	145,158	138,258

Net income	$88,682	$82,548	$282,360	$237,314

Net income per common share:
Basic	$0.60	$0.57	$1.92	$1.63
Diluted	$0.59	$0.56	$1.89	$1.62

Weighted average common shares and common share equivalents outstanding:
Basic	147,302,220	145,936,131	147,014,869	145,253,691
Diluted	149,202,626	148,372,602	149,225,906	146,663,731

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	63.3%	63.4%	62.4%	63.1%

Gross profit	36.7%	36.6%	37.6%	36.9%
Selling, general and administrative expenses	22.4%	21.2%	23.8%	23.5%

Income from operations	14.3%	15.4%	13.8%	13.4%
Other income, net	0.0%	0.1%	0.1%	0.0%

Income before income taxes	14.3%	15.5%	13.9%	13.4%
Income tax expense	4.5%	5.9%	4.7%	4.9%

Net income	9.8%	9.6%	9.2%	8.5%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	January 31, 2014	January 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$242,058	$245,327
Marketable securities	281,813	228,486
Accounts receivable, net of allowance for doubtful accounts of $1,711 and $1,681, respectively	55,161	39,519
Inventories	311,207	282,411
Prepaid expenses, deferred taxes and other current assets	104,741	76,541

Total current assets	994,980	872,284

Property and equipment, net	806,909	733,416
Marketable securities	366,422	149,585
Deferred income taxes and other assets	52,903	41,926

Total Assets	$2,221,214	$1,797,211

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$137,036	$99,059
Accrued expenses, accrued compensation and other current liabilities	194,794	151,136

Total current liabilities	331,830	250,195

Deferred rent and other liabilities	195,214	192,428

Total Liabilities	527,044	442,623

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 147,309,575 an and 146,015,767 issued and outstanding respectively	15	15
Additional paid-in-capital	97,684	48,276
Retained earnings	1,597,439	1,315,079
Accumulated other comprehensive loss	(968)	(8,782)

Total Shareholders’ Equity	1,694,170	1,354,588

Total Liabilities and Shareholders’ Equity	$2,221,214	$1,797,211